Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Strategic Storage Trust, Inc. (File No. 333-191313) of our report dated March 29, 2012 with respect to the consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows of Strategic Storage Trust, Inc. and Subsidiaries for the year ended December 31, 2011, which report is included in this Annual Report on Form 10-K of Strategic Storage Trust, Inc. for the year ended December 31, 2013.

/s/ Reznick Group, P.C.

Baltimore, Maryland

March 31, 2014